As filed with the Securities and Exchange Commission on October 20 , 2009 Registration No. 333-162337 UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
Post Effective Amendment No. 4 To Form S-1 on FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Tianyin Pharmaceutical Co., Inc. (Exact name of registrant as specified in charter)
Delaware (State or other jurisdiction of incorporation or organization)
20-4857782 (I.R.S. Employer Identification No.)
23rd Floor, Unionsun Yangkuo Plaza, No. 2, Block 3
Renmin Road South, Chengdu, P. R. China, 610041
+0086-28-86154737
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Dr. Guoqing Jiang
Chief Executive Officer
Tianyin Pharmaceutical Co., Inc.
c/o Tianyin Pharmaceutical Co., Inc.
23rd Floor, Unionsun Yangkuo Plaza
No. 2, Block 3, Renmin Road SouthChengdu, P. R. China, 610041
+0086-28-86154737
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to rule 462(e) under the Securities Act, check the following box:  [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated [ ] filer (Do not check if a smaller reporting company	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Shares of Common Stock underlying Preferred Stock	9,515,625		$3.15(2)		$29,974,218		$1,177.99(7)
Shares of Common Stock underlying Warrants	9,515,628		$3.15(2)		$29,974,228		$1,177.99(7)
Shares of Common Stock underlying Placement Agent Warrants	1,522,500		$3.15(2)		$4,795,875		$188.48(7)
Common Stock underlying options	150,000		$3.15(2)		$472,500		$18.57(7)
Common Stock, $0.001 par value	605,000(3)		$3.15(2)		$1,905,750		$74.90(7)
Common Stock underlying Consultant Options	225,000(4)		$2.12(5)		$477,000		$26.62
Common Stock, $0.001 par value	45,000(6)		$2.12(5)		$95,000		$5.32
Common Stock, $0.001 par value	45,000(8)	$		$		$
Common Stock underlying options	50,000(9)	$		$		$
TOTAL	21,673,753		$-		$572,000		$2,669.87

(1)  Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares of common stock offered hereby also include such presently indeterminate number of shares of our common stock as shall be issued by us to the selling shareholders as a result of stock splits, stock dividends or similar transactions.

(2)  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the bid and asked price of the Registrant’s common stock as quoted on the Over-the-Counter Bulletin Board of $3.15 on February 12, 2008.

(3)  These securities were previously registered on Registration Statement No. 333-149261, which was filed on February 15, 2008 but it was not declared effective. However, we filed Pre-effective Amendment No. 4 on June 10, 2008, which was declared effective June 13, 2008. The registration fee for these securities was paid and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

(4)  Represents shares of common stock underlying options we granted to Hayden Communications International, Inc and TriPoint Capital Advisors, LLC, two of our consultants in exchange for services they shall provide to us pursuant to the Consulting Agreements we maintain with them.

(5)  Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the bid and asked price of the Registrant’s common stock as quoted on the NYSE Amex board of $2.12 on May 27, 2009.

(6)  Represents 45,000 shares issued to Chesapeake Group, Inc., one of our consultants in consideration for services they shall provide to us pursuant to a Consulting Agreement we maintain with them dated March 25, 2009.

(7)  These securities were previously registered on Registration Statement No. No. 333-149261, which was filed on February 15, 2008 but it was not declared effective. However, we filed Pre-effective Amendment No. 4 on June 10, 2008, which was declared effective June 13, 2008. The registration fee for these securities was paid and is transferred and carried forward to this registration statement pursuant to Rule 429 under the Securities Act.

(8) Represents 45,000 shares issued to Chesapeake Group, Inc., one of our consultants in consideration for services they shall provide to us pursuant to a Consulting Agreement we maintain with them dated September 16, 2009.

(9) Represents 50,000 options granted to Kvalue Financial Services Co., Ltd. Pursuant to a Consulting Agreement we maintain with them.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

We need to file this prospectus to conform the disclosure contained therein to our Annual Report on Form 10-K for the fiscal year ending September 30, 2009, which we filed on September 24, 2009.  Since our common stock is now listed on the NYSE AMEX (formerly known as the American Stock Exchange and we have filed in a timely manner all reports required to be filed by it with the SEC during the 12 calendar months), we are able to register our shares on a Registration Statement on Form S-3.  The prospectus in this registration statement relates to, and shall act, upon effectiveness, as a post-effective amendment to: (1) Registration Statement No. 333-159597, which was originally declared effective on July 13, 2009.  In addition, this Post-Effective Amendment to Form S-1 on Form S-3 is being filed to convert the registrant’s registration statements on Form S-1 (Registration No. 333-159597) into a registration statement on Form S-3.

The information contained in this prospectus is not complete and may be changed.  These securities may not be sold until the Securities and Exchange Commission declares the registration statement filed with it effective.  This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.  You should rely only on the information contained in this preliminary prospectus.  We have not authorized anyone to provide you with information that is different.

Subject to completion, dated [  ], 2009

TIANYIN PHARMACEUTICAL CO., INC.
(formerly VISCORP, INC.)

21,673,753 Shares of Common Stock

This prospectus relates to the resale of up to 21,673,753 shares of our common stock, $0.001 par value, 21,578,753 of which were registered in our Registration Statement on Form S-1 (Registration No. 333-159597), which was declared effective on July 13, 2009. The shares of our common stock covered by this prospectus include:

•
9,515,625 shares of common stock issuable upon conversion of the preferred stock, which was automatically issued in exchange for the 10% Convertible Exchangeable notes issued to investors of our January 2008 private financings on March 11, 2008;

•	9,515,628 shares of common stock issuable upon exercise of 9,515,628 warrants to purchase shares of our common stock to the investors of our January 2008 private financings;
•	1,522,500 shares of common stock issuable upon the exercise of placement agent warrants to purchase shares of our common stock granted to the placement agent of our January 2008 private financings;
•	300,000 shares of common stock issued to Chesapeake Group, Inc pursuant to a consulting agreement with us;
●	305,000 shares of common stock issued to Springrich Holdings, Limited in a private sale from one of our former shareholders;
•	150,000 shares of common stock underlying 5-year stock options with an exercise price of $2.00 per share;
•
225,000 shares of common stock underlying options granted to Hayden Communications International, Inc and TriPoint Capital Advisors, LLC, two of our consultants in exchange for services they shall provide to us pursuant to the Consulting Agreements we maintain with them.

•	45,000 shares of common stock issued to Chesapeake Group, Inc. pursuant to an investor relations agreement dated March 25, 2009;
•	45,000 shares of common stock issued to Chesapeake Group, Inc. pursuant to an investor relations agreement dated September 16, 2009;

•	50,000 options granted to Kvalue Financial Services Co., Ltd. Pursuant to a Consulting Agreement we maintain with them.

This offering is not being underwritten.

The prices at which the selling shareholders may sell their shares will be determined by the prevailing market price for the shares or in privately negotiated transactions.  Information regarding the selling shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under the “Selling Shareholders” and “Plan of Distribution” sections in this prospectus.  We will not receive any of the proceeds from the sale of the shares under this prospectus.  We will however receive approximately $21,909,662 if all of the warrants described herein are exercised.

Our common stock is listed on the NYSE AMEX (formerly known as the American Stock Exchange), under the trading symbol “TPI.”  On October 19, 2009, the closing bid for our common stock as reported on the NYSE AMEX was $4.03 per share.  As of October 19, 2009 we had the following amount of shares issued and outstanding:

•	23,520,057 shares of common stock outstanding; and,

•	2,655,250 shares of Series A Preferred Stock outstanding.

See the information under the heading “Risk Factors” beginning on page 18 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, which information is incorporated by reference into this prospectus, for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Neither the SEC nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

__________________________________________

The date of this Prospectus is [  ], 2009

__________________________________________

TABLE OF CONTENTS

Page
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS	9
ABOUT THIS PROSPECTUS	9
PROSPECTUS SUMMARY	9
RISK FACTORS	14
USE OF PROCEEDS	13
SELLING STOCKHOLDERS	14
PLAN OF DISTRIBUTION	21
DESCRIPTION OF OUR CAPITAL STOCK	23
LEGAL MATTERS	28
EXPERTS	28
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	28
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	31

You should rely only on the information contained in this prospectus and the documents incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus and the documents incorporated by reference are accurate as of any date other than the date on the front of the respective document.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Federal securities laws and regulations, including references to forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Forward-looking statements in this prospectus are subject to various risks and uncertainties concerning specific factors described in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009 and other SEC filings. The forward-looking statements contained in this prospectus represent management’s best judgment as of the date of this prospectus based on information currently available. We do not intend to update this information, and we disclaim any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

AVAILABLE INFORMATION; ABOUT THIS PROSPECTUS

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.  Copies of Company’s Annual Reports on Form 10K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are all available on our website http://www.tianyinpharma.com free of charge, within a week after we file same with the SEC or by sending a request for a paper copy to our outside securities counsel: Leser, Hunter, Taubman & Taubman, c/o Tianyin Pharmaceutical Co., Inc., 17 State Street, Suite 2000, New York, NY 10004.

This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

PROSPECTUS SUMMARY

The following is a summary that highlights what we believe to be the most important information regarding TPI and the securities being offered herein.  Because it is a summary, however, it may not contain all of the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus and our financial statements and related notes carefully.  Unless the context requires otherwise, “we,” “us,” “our” and similar terms refer to TPI.

Our Business

Tianyin Pharmaceutical Co., Inc, formerly called Viscorp, Inc., was originally formed as a limited liability company under the laws of the State of Delaware on August 20, 2002.  Through our indirect wholly-owned subsidiary Chengdu Tianyin Pharmaceutical Co., Ltd., a corporation organized and existing under the laws of the People’s Republic of China (“Chengdu Tianyin”), we are engaged primarily in the development, manufacturing, marketing and sale of modernized traditional Chinese medicines and other pharmaceuticals in China.  We currently manufacture and market a comprehensive portfolio of 33 modernized TCMs and 5 western medicines, of which 22 are listed in the highly selective National Medicine Catalog of the National Medical Insurance program.  We also have a pipeline of approximately 47 products which are pending regulatory approvals with the China State Food and Drug Administration.

Our common stocks begin trading on the NYSE AMEX (formerly known as the American Stock Exchange) on October 1, 2008 under the ticker symbol TPI.

Acquisition of our Operating Business

On January 16, 2008, we entered into and consummated the transactions (the “Share Exchange”) contemplated under a Securities Exchange Agreement (the “Share Exchange Agreement”) by and among us, Raygere Limited (“Raygere”), a company organized under the laws of the British Virgin Islands (“BVI”) and Time Poly Management Limited, Happyvale Limited and Fartop Management Limited, each a BVI company, and Cmark Holding Co., Ltd., an exempted company organized under the laws of the Cayman Islands.  At the time of the Share Exchange, Time Poly, Happyvale, Fartop and Cmark owed collectively 100% of the capital stock of Raygere.  Under the terms of the Share Exchange Agreement, the Raygere stockholders transferred to Tianyin all the shares of Raygere and Raygere became a wholly-owned subsidiary of Tianyin.  As part of the Share Exchange, the shareholders of Raygere were issued 12,790,800 shares of Tianyin common stock, which represented 87.68% of the 14,587,200 issued and outstanding shares of Tianyin Common Stock immediately following the Share Exchange.

Raygere was incorporated in the BVI on January 26, 2007 and formed a Hong Kong subsidiary, Grandway Group Holdings Ltd. in May 2007.  On October 30, 2007, Grandway acquired 100% of the equity interests of Chengdu Tianyin Pharmaceutical Co., Ltd., our indirect wholly owned subsidiary located in Chengdu, Sichuan Province of the People’s Republic of China that operates our current business, pursuant to a sales and purchase agreement with three of the existing shareholders ("Original Shareholders") of Chengdu Tianyin, pursuant to which Grandway purchased 100% of the equity interest in Chengdu Tianyin. The total purchase consideration was RMB3,000,000 (approximately U.S.$414,771.39) which was determined based upon the net asset value of Chengdu Tianyin as of October 30, 2007.  This transfer was approved by the Bureau of Foreign Trade and Economic Cooperation of Chengdu Economic Technology Development Administration Committee on October 30, 2007, and the registration with the Chengdu Administration of Industry and Commerce was completed on November 5, 2007.  As a result of this transfer, Grandway acquired 100% of the equity of Chengdu Tianyin.

As a result of Tianyin’s acquisition of Raygere, Chengdu Tianyin became our indirect wholly-owned subsidiary.  Substantially, all of our operations are conducted in China through Chengdu Tianyin.  The transaction was regarded as a reverse merger whereby Raygere was considered to be the accounting acquirer of Tianyin after the exchange.  Although the Company is the legal parent company, Raygere is the continuing entity for financial reporting purposes.  In addition, Tianyin ceased being a shell corporation as that term is defined in Rule 405 of the Securities Act and Rule 12b-2 of the Exchange Act.

In accordance with the terms of the Share Exchange Agreement Charles Driscoll resigned as Tianyin’s Chief Executive Officer, Chief Financial Officer and President, and also tendered his resignation as our sole director, which became effective on February 15, 2008.  Dr. Guoqing Jiang was appointed to serve as the Chairman of our board and our Chief Executive Officer, effective as of the close of the Share Exchange, and nominated Mr. Stewart Lor to serve as one of our directors with such appointment to be effective on February 15, 2008.  Effective as of February 15, 2008, our entire board of directors will consist of Dr. Jiang and Stewart Lor.  Effective as of February 29, 2008, our board was expanded by three persons to include Professor Zunjian Zhang, Ph.D., Professor Jianping Hou, Ph.D. and Mr. James T. McCubbin.

Recent Developments

On January 14, 2008, a majority of our shareholders approved, via written consent, the following actions, as set forth in our Information Statement on Schedule 14C, which was filed on February 11, 2008:

1.           To change our corporate name to TIANYIN PHARMACEUTICAL CO., INC.
2.           To authorize 25,000,000 shares of preferred stock with a par value of $0.001.

We filed a certificate of amendment to our articles of incorporation with Delaware’s Secretary of State to effect these actions, which became effective on March 11, 2008, and as of such date, our corporate name changed to Tianyin Pharmaceutical Co., Inc. and our authorized capital increased by 25,000,000 shares of preferred stock.  Pursuant to the financings we closed in January 2008 and the authority vested in our Board of Directors, we also filed a certificate of designation with Delaware’s Secretary of State to designate 10,000,000 of the 25,000,000 shares of preferred stock as Series A preferred stock. Our current authorized capital now consists of 50,000,000 shares of common stock, 15,000,000 shares of preferred stock, whose terms shall be determined by the board of directors at the time of issuance, and 10,000,000 shares of Series A preferred stock.

In connection with our name change, we received a new trading symbol and cusip number. Effective March 11, 2008, we were trading on the Over the Counter Bulletin Board under the symbol “TYNP”; our new cusip number is 88630M104.

In September 2008, we applied to trade on the American Stock Exchange.  On September 24, 2008 we received notice that our common shares were approved for listing on the American Stock Exchange (the "AMEX"); accordingly, such shares began trading on the AMEX on October 3, 2008 under the ticker symbol “TPI.”  Since our common shares have been trading on the AMEX, we have enjoyed all of the same privileges and have been subject to all of the same regulations every other company whose shares are listed on the AMEX.

The Financing

On January 16, 2008 and January 25, 2008, we completed private financings totaling $15,225,000 million, with 27 accredited investors (the “January 2008 Financing”).  The net proceeds from the January 2008 Financing were approximately $13,697,000.  Consummation of the financing was a condition to the completion of the Share Exchange transaction with Raygere Limited and the Raygere Stockholders under the Share Exchange.  The securities offered in the financing were sold pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) by and among our company, Raygere, the Raygere stockholders, Grandway and the investors named in the Purchase Agreement (collectively, the “Investors”).  In accordance with the Purchase Agreement, we issued a total of 152.25 Units of securities consisting of:

•           an aggregate of $15,225,000 million principal amount of our 10% convertible exchangeable notes due on or before June 30, 2009 (the “Notes”),

•            five (5) year warrants to purchase 4,757,814 shares of our Common Stock, $0.001 par value per share at an initial exercise price of $2.50 per share (the “Class A Warrants”), and

•            seven (7) year warrants to purchase 4,757,814 shares of our Common Stock at an initial exercise price of $3.00 per share (the “Class B Warrants” and together with the Class A Warrants, the “Warrants”).  The exercise prices of the Warrants are subject to weighted average and other anti-dilution adjustments.

Pursuant to the terms of the Purchase Agreement, the $15,225,000 of Notes automatically converted into an aggregate of 9,515,625 shares of our Series A convertible preferred stock, par value 0.001 per share (the “Series A Preferred Stock”) on March 11, 2008, the effective date of the authorization and designation of such class.  As issued, the Series A Preferred Stock:

•           pays an annual 10% dividend, payable at our option either in cash or (if such shares have been registered for resale under the Securities Act of 1933, as amended) in additional shares of Tianyin common stock valued at $1.60 per share;

•           has a stated or liquidation value of $1.60 per share, or $15,225,000 as to all 9,515,625 shares of Series A Preferred Stock, and

•           each outstanding share of Series A Preferred Stock is convertible at any time at the option of the holder into one (1) full share of Tianyin common stock.

In connection with the January 2008 financing, we granted warrants to purchase 1,522,500 shares of Common Stock with an exercise price of US$1.60, $2.50 and $3.00 per share to TriPoint Global Equities, LLC, the placement agent in the Financing.  These warrants have the same terms as the Warrants issued to Investors and included in the Units.

In connection with the January 2008 financing, we also entered into a Registration Rights Agreement with the Investors (the “Investor RRA”) under which we agreed to register for resale the 21,308,753 shares of common stock being offered for resale by the selling stockholders.

 As a result of the Share Exchange and the January 2008 Financing described above, on a fully-diluted basis (giving effect to the conversion of all outstanding convertible notes and preferred stock and the exercise of all outstanding warrants and options) we had 35,140,953 shares of Common Stock issued and outstanding.  Of that amount, the Raygere stockholders owned 36.40% of the outstanding shares, existing stockholders of our company prior to the Share Exchange owned 5.11% of the outstanding shares, and the 58.49% balance of our fully-diluted Common Stock was held by investors and placement agents in the January 2008 Financing.

The Offering

This prospectus relates to the offering for resale from time to time of up to 21,673,753 shares of common stock by the selling stockholders identified under the heading “Selling Stockholders.”

Offering price

The selling stockholders may offer to sell from time to time the resale shares at prices determined at the time of sale by the selling stockholders or at prevailing market prices, or by other methods. See “Plan of Distribution” in this prospectus.

Use of proceeds	We will not receive any proceeds from the sale by the selling stockholders of the resale shares described in this prospectus.

NYSE AMEX symbol	TPI

Principal executive offices
Our principal executive offices are located at 23rd Floor, Unionsun Yangkuo Plaza, No. 2, Block 3, Renmin Road South, Chengdu, P. R. China, 610041. Our telephone number is +0086-028-86154737. Our website is located at http://www.tianyinpharma.com. Information on our website is not deemed to be a part of this prospectus.

RISK FACTORS

See the information under the heading “Risk Factors” beginning on page 18 of our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, which information is incorporated by reference into this prospectus, and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

USE OF PROCEEDS

We have registered these shares because of registration rights granted to the investors in our recent private equity financing and the other selling shareholders. We will not receive any proceeds upon the conversion of the preferred shares into shares of our common stock, however, we received net proceeds of approximately $13,697,000 from the initial sale of the Notes and we could receive up to approximately $21,909,662, net of fees and expenses, from the exercise of the warrants when and if exercised.  We intend to use any proceeds from the exercise of the Warrant for working capital and other general corporate purposes.

SELLING STOCKHOLDERS

The following table sets forth certain information concerning the resale of the shares of common stock by the Selling Shareholders.  Unless otherwise described below, to our knowledge, no selling shareholder nor any of their affiliates has held any position or office with, been employed by or otherwise has had any material relationship with us or our affiliates during the three years prior to the date of this prospectus.  Unless otherwise described below, the Selling Shareholders have confirmed to us that they are not broker-dealers or affiliates of a broker-dealer within the meaning of Rule 405 of the Securities Act, as amended.

We do not know how long the selling stockholders will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with any of the selling stockholders regarding the sale of any of the resale shares.  The shares offered by this prospectus may be offered from time to time by the selling stockholders listed below.  Accordingly, no estimate can be given as to the amount or percentage of our common stock that will be held by the Selling Shareholders upon termination of sales pursuant to this prospectus.  In addition, the Selling Shareholder identified below may have sold, transferred or disposed of all or a portion of their shares since the date on which they provided the information regarding their holdings in transactions exempt from the registration requirements of the Securities Act. The amount of shares owned and offered hereby by the Selling Shareholders are calculated assuming a conversion ratio of one share of common stock for each share of preferred stock, which conversion price is subject to adjustment under certain circumstances.  See “Description of Securities.”  Individual beneficial ownership of the Selling Shareholders also includes shares of common stock that a person has the right to acquire within 60 days from October 19 , 2009.  See “Description of Securities –Warrants.”

As of October 19 , 2009, there were 23,520,057 shares of our common stock outstanding, assuming that all of the shares of common stock underlying the preferred shares and all of the Warrants have been converted and exercised, respectively for the purposes of computing the percentage of outstanding securities owned by the Selling Shareholders. Unless otherwise indicated, the Selling Shareholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of the common stock by the Selling Shareholders.  We estimate that our costs and expenses of registering the shares listed herein for resale will be approximately $50,137.93.

Unless otherwise indicated, all of the Selling Shareholders received their shares pursuant to the January 2008 Financings, which are described above in Recent Developments, The Financing.

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold (2)	Number of Shares Beneficially Owned After Offering (3)	Percentage Ownership After Offering (4)

Vision Opportunity China LP(5)	1,721,907	2,500,000	0	0%
F. Berdon Co., LP (6)	93,751	93,751	0	0%
Paul Masters, IRA (7)	62,500	62,500	0	0%
Jayhawk Private Equity Fund, LP (8)	593,750	593,750	0	0%
Jayhawk Private Equity Co. – Investment Fund, LP (8)	31,250	31,250	0	0%
QVT Fund LP (9)	3,375,000	3,375,000	0	0%
Quintessance Fund, L.P. (9)	375,000	375,000	0	0%
Ancora Greater China Fund, LP (10)	812,500	812,500	0	0%
EOS Holdings, LLC (11)	625,000	625,000	0	0%
Richard D. Squires (12)	875,000	375,000	0	0%
SPI Dallas Investments, LP (13)	250,000	250,000	0	0%
Squires Family, LP (14)	250,000	250,000	0	0%
SPI Hawaii Investments, LP (15)	375,000	375,000	0	0%

Whitebox Intermarket Partners, LP (16)	750,000	750,000	0	0%
Pope Investments II, LLP (17)	3,510,581	3,750,000	0	0%
Daybreak Special Situations Master Fund, Ltd. (18)	375,000	375,000	0	0%
SovGem Limited (19)	625,000	625,000	0	0%
Matthew Hayden	187,500	187,500	0	0%
Ray & Amy Rivers	125,000	125,000	0	0%
William M. Denkin	187,500	187,500	0	0%
Steve Mazur	125,000	125,000	0	0%
Bingkui Li	125,000	125,000	0	0%
Michael Morris	218,751	218,751	0	0%
Ed Sheinwald	93,751	93,751	0	0%
Richard Neslund	375,000	375,000	0	0%
Silver Rock I, Ltd. (20)	500,000	500,000	0	0%
Excalibur Small-Cap Opportunities, LP (21)	625,000	625,000	0	0%
Professional Offshore Opportunity Fund, Ltd. (22)	1,250,000	1,250,000	0	0%
TriPoint Global Equities, LLC (23)	1,260,927 (24)	1,260,927 (24)	0	0%
Chesapeake Group, Inc. (25)	390,000 (26)	390,000 (26)	0	0%
Hayden Communications International, Inc. (27)	225,000 (28)	225,000 (28)	0	0%
Springrich Holdings Limited (29)	305,000 (30)	305,000 (30)	0	0%
Sean Martin	30,050 (31)	30,050 (31)	0	0%
John Finley	121,783 (32)	121,783 (32)	0	0%
Aegis Capital (33)	4,102 (33)	4,102 (33)	0	0%
Randy Fields	19,142 (34)	19,142 (34)	0	0%
Robert Eide	4,102 (35	4,102 (35	0	0%
Warrant Strategies	82,394 (36)	82,394 (36)	0	0%
Tripoint Capital Advisors, LLC(37)	355,000 (38)	150,000(39)	205,000	0.59%
Kvalue Financial Services Co., Ltd.	50,000 (40)	50,000 (40)	0	0%
___________________

* Represents beneficial ownership of less than one percent of our outstanding shares.

1)
Unless otherwise noted, the Selling Stockholder became one of our shareholders pursuant to the Financing we completed on January 25, 2008.  Accordingly, prior to the Offering, the Selling Stockholder only owned shares of common stock underlying the Notes and Warrants received in the Financing (the “Securities”); however, based upon the terms of the both the preferred stock underlying the Notes and the Warrants, holders may not convert the preferred stock and/or exercise the warrants, if on any date, such holder would be deemed the beneficial owner of more than 4.99% or 9.9%, depending upon their agreement, of the then outstanding shares of our common stock; however, a holder may elect to waive the cap upon 61 days notice to us, except that during the 61 day period prior to the expiration date of their warrants, they can waive the cap at any time, but a waiver during such period will not be effective until the expiration date of the warrant. Therefore, unless otherwise noted, this number represents the number of Securities the Selling Stockholder received in the Financing that he/she can own based upon the ownership cap, assuming the ownership cap is not waived.  Additionally, the shares of preferred stock are subject to certain anti-dilution provisions, which would be triggered if we were to sell securities at a price below the price at which we sold the Notes.  See “Prospectus Summary – Recent Developments - Financing” and “Description of Securities.”

2)
This number represents all of the Securities that the Selling Stockholder received in the Financing, which we agreed to register in this Registration Statement pursuant to the Registration Rights Agreement we entered into in connection with the Financing.

3)
Since we do not have the ability to control how many, if any, of their shares each of the selling shareholders listed above will sell, we have assumed that the selling shareholders will sell all of the shares offered herein for purposes of determining how many shares they will own after the Offering and their percentage of ownership following the offering.

4)	All Percentages have been rounded up to the nearest one hundredth of one percent.

5)
Vision Capital Advisors, LLC (formerly known as Vision Opportunity Capital Management, LLC), a Delaware limited liability company, which serves as the investment manager to Vision Opportunity China LP and Adam Benowitz, who is the managing member of Vision Capital Advisors and the Portfolio Manager of Vision Opportunity China share voting and investment power with Vision Opportunity China with respect to the shares beneficially owned by Vision Opportunity China. Vision Capital Advisors and Mr. Benowitz may each be deemed to beneficially own the shares of common stock held by Vision Opportunity China. Each disclaims beneficial ownership of such shares.

6)	The persons having voting, dispositive or investment powers over F. Berdon is Frederick Berdon, Authorized Agents.

7)	The persons having voting, dispositive or investment powers over Paul Masters, IRA is Paul Masters, Authorized Agents.

8)	The persons having voting, dispositive or investment powers over JayHawk Private Equity and JayHawk Investment is Kent M. McCarthy, Authorized Agents.

9)
Management of QVT Fund and Quintessence is vested in its general partner, QVT Associates GP LLC. QVT Financial LP is the investment manager for QVT Fund LP and shares voting and investment control over the securities held in QVT Fund LP.  QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP.  AVT Associates GP LLC is the general partner of QVT Fund LP and may be deemed to beneficially own the securities.  The managing members of QVT Financial GP LLC are Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm.  Each of QVT Financial LP, QVT Financial GP LLC< Daniel Gold, Lars Bader, Tracy Fu and Nicholas Brumm disclaims beneficial ownership of our securities held by QVT Fund and Quintessence, except to the extend of its pecuniary interest therein.

10)	The persons having voting, dispositive or investment powers over Ancora is John P. Micklitsch, Authorized Agents.

11)	The persons having voting, dispositive or investment powers over EOS is Jon R. Carnes, Authorized Agents.

12)
In addition to the 375,000 shares of common stock underlying the Notes and Warrants that Mr. Squires received in the Financings, this number also includes 250,000 shares of our common stock held by SPI Dallas Investments, LP and 250,000 shares of our common stock held by Squires Family, LP.  Mr. Squires shares voting and investment power for these entities with respect to the shares beneficially owned by each such entity.  Mr. Squires may be deemed to beneficially own the shares of common stock held by SPI Dallas and Squires Family; however, Mr. Squires disclaims beneficial ownership of such shares.

13)	The persons having voting, dispositive or investment powers over SPI Dallas is Richard D. Squires, Authorized Agents.

14)	The persons having voting, dispositive or investment powers over Squires Family is Richard D. Squires, Authorized Agents.

15)	The persons having voting, dispositive or investment powers over SPI Hawaii is Dennis Wong, Authorized Agent.

16)	The persons having voting, dispositive or investment powers over Whitebox is Andy Redleaf, Authorized Agent.

17)	The persons having voting, dispositive or investment powers over Pope is William P. Wells, Authorized Agent.

18)	The persons having voting, dispositive or investment powers over Daybreak is Lawrence J. Butz, Authorized Agent.

19)	The persons having voting, dispositive or investment powers over SovGem are Allan William Maloney and Peter Charles St. George, Authorized Agents.

20)	The persons having voting, dispositive or investment powers over Silver Rock is Rima Salam, Authorized Agent.

21)	The persons having voting, dispositive or investment powers over Excalibur is William S. Hechter, Authorized Agent.

22)	The persons having voting, dispositive or investment powers over Professional Offshore is Mark K. Swickle, Authorized Agent.

23)	The persons having voting, dispositive or investment powers over TriPoint Global Equities is Mark Elenowitz and Michael Boswell, Authorized Agents.

24)	This number represents the shares of common stock underlying the placement agent warrants TriPoint Global received as placement agent of the January 2008 Financings.

25)	The persons having voting, dispositive or investment powers over Chesapeake is Kevin Holmes, Authorized Agent.

26)
This number represents the 300,000 shares of common stock issuable to Chesapeake pursuant to the 2008 investor relations agreement we had with them and the 45,000 shares of common stock Chesapeake is entitled to receive pursuant to its 2009 investor relations agreement with us.

27)	The persons having voting, dispositive or investment powers over Hayden is Matthew M. Hayden, Authorized Agent.

28)
This number includes the shares of common stock underlying Hayden’s 150,000 5-year options to purchase shares of our common stock at an exercise price of $2.00 per share which Hayden received pursuant to its 2008 Investor Relations Consulting Agreement with us; the Options vest and become exercisable at a rate of 37,500 options every three months beginning on January 24, 2008. In addition, this number includes the shares of common stock underlying Hayden’s 75,000 5-year options to purchase shares of our common stock at an exercise price of $2.00 per share, which Hayden received pursuant to its 2009 Investor Relations Consulting Agreement with us; the Options vest and become exercisable at a rate of 18,750 Options every three months beginning on April 1, 2009.

29)	The persons having voting, dispositive or investment powers over Springrich is Winner Centre Limited, Authorized Agent.

30)	This number represents the shares of common stock Springrich purchased from our former CEO, Charles Driscoll, in a private sale for $135,000 on January 16, 2008.

31)	This number represents the shares of common stock underlying the placement agent warrants Mr. Martin received from TriPoint Global Equities, LLC.

32)	This number represents the shares of common stock underlying the placement agent warrants Mr. Finley received from TriPoint Global Equities, LLC.

33)
The person having voting, dispositive or investment powers over Aegis is Robert Eide, Authorized Agent.  This number represents the shares of common stock underlying the placement agent warrants Aegis received as a selected dealer in the January 2008 Financings.

34)
This number represents the shares of common stock underlying the placement agent warrants Mr. Fields received from Aegis, who was a selected dealer in the January 2008 Financings.  Mr. Fields is a broker-dealer or an affiliate of a broker-dealer, has advised us that he acquired the securities in the ordinary course of business and, at the time, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

35)
This number represents the shares of common stock underlying the placement agent warrants Mr. Eide received from Aegis who was a selected dealer in the January 2008 Financings.  Mr. Eide is a broker-dealer or an affiliate of a broker-dealer, has advised us that he acquired the securities in the ordinary course of business and, at the time, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

36)
The person having voting, dispositive or investment powers over Warrant Strategies is Sean M. Molloy, Authorized Agent.  This number represents 27,344  shares of common stock underlying the placement agent warrants Warrant Strategies received from Aegis in a private transfer; 30,050 shares of Series A Preferred Stock underlying the placement agent warrants Warrant Strategies received from Sean Martin in a private transfer; and 25,000 shares of Series A Preferred Stock underlying the placement agent warrants Warrant Strategies received from John Finley in a private transfer.

37)	The persons having voting, dispositive or investment powers over TriPoint Capital Advisors, LLC is Mark Elenowitz, Michael Boswell, and Louis Taubman.

38)
This number includes the shares of common stock underlying TriPoint’s 150,000 5-year options to purchase shares of our common stock at an exercise price of $1.60 per share which TriPoint received pursuant to the Advisory Agreement we maintain with them; the Options vest in full on October 1, 2009; and, (ii) the 205,000 shares of common stock TriPoint received in a private transaction, but which do not have any registrations rights.

39)
This number includes the shares of common stock underlying TriPoint’s 150,000 5-year options to purchase shares of our common stock at an exercise price of $1.60 per share which TriPoint received pursuant to the Advisory Agreement we maintain with them; the Options vest in full on October 1, 2009.

40)	This number represents 50,000 options granted to Kvalue Financial Services Co., Ltd. at an exercise price of $2.00 per share pursuant to a Consulting Agreement we maintain with them.

PLAN OF DISTRIBUTION

We are registering the shares of common stock on behalf of the Selling Shareholders. The selling security holders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our common stock are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The selling security holders may use any one or more of the following methods when disposing of shares:

·
transactions on NYSE AMEX or any other national securities exchange or U.S. inter-dealer system of a registered national securities association on which the common stock may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the Commission;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act of 1933, as amended if available, rather than under this prospectus.  The selling security holders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements.  If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part.  In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The selling security holders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales.  Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Any broker-dealers or agents that are deemed to be underwriters may not sell shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The selling security holders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M.  These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling security holders or any other person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.  All of these limitations may affect the marketability of the shares.

If any of the shares of common stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.  We offer no assurance as to whether any of the selling security holders will sell all or any portion of the shares offered under this prospectus.

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus.  However, each selling security holder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.

We and the selling security holders have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

DESCRIPTION OF OUR CAPITAL STOCK

Our authorized capital consists of 50,000,000 shares of common stock, $.001 par value per share, 15,000,000 shares of preferred stock, $.001 par value per share, and 10,000,000 shares of Series A Preferred Stock, $.001 par value per share.  As of October 19 , 2009, there were 23,520,057 outstanding shares of our common stock and 2,655,250 outstanding shares of our preferred stock.

Common Stock

We are authorized to issue up to 50,000,000 shares of Common Stock, par value US$.001 per share, of which 23,520,057 are currently issued and outstanding.

Each outstanding share of Common Stock entitles the holder thereof to one vote per share on matters submitted to a vote of shareholders.  Stockholders do not have preemptive rights to purchase shares in any future issuance of our Common Stock.

The holders of shares of our Common Stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend. Should we decide in the future to pay dividends, it will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including the company’s financial condition and the results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.  Each share shall be entitled to the same dividend.  In the event of our liquidation, dissolution or winding up, holders of our Common Stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our Common Stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our Common Stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

Effective March 11, 2008, we amended our articles of incorporation to increase our authorized capital stock to include up to 25,000,000 shares of blank check preferred stock, to which our board of directors will have the power to issue in one or more series without stockholder approval. Our board of directors, and approximately 84% of our shareholders, approved the amendment to our articles of incorporation via written consent.  Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Series A Convertible Preferred Stock

Effective March 11, 2008, 10,000,000 of the 25,000,000 shares of preferred stock was designated as Series A Preferred Stock. As of October 19 , 2009, there were 2,655,250 outstanding shares of our preferred stock. In accordance with the Certificate of Designation of the Relative Rights and Preferences of such Series A Preferred Stock, each share of Series A Preferred Stock is convertible into a number of fully paid and nonassessable shares of Common Stock equal to the quotient of (i) the original Series A Preferred Stock issue price set forth therein divided by (ii) the conversion price.  The initial issue price and the conversion price are both $1.60.  Unless previously converted into Common Stock, all shares of Series A Preferred Stock that are outstanding on a date which shall be three (3) years from the Issuance Date of the Series A Preferred Stock shall, without any further action on the part of the Holder, be automatically converted into shares of our Common Stock.

The conversion price of the Series A Preferred Stock may be adjusted in the event of (i) combination, stock split, or reclassification of the Common Stock; (ii) capital reorganization; (iii) distribution of dividends; or (iv) the issuance or sale of additional shares of Common Stock or Common Stock equivalents, other than as a result of the conversion of the preferred stock or exercise of the warrants issued pursuant to the Financings described elsewhere in this Statement.

The Series A Preferred Stock has no preemptive rights.

Series A Preferred Stockholders shall be entitled to an annual dividend equal to 10% of the Stated Value per share of Series A Preferred Stock, which is $1.60 per share.  The Dividend shall be paid quarterly for as long as the Series A Preferred Stock remains outstanding. The Company has the right, at its sole and exclusive option, to pay all or any portion of each and every quarterly dividend that is payable on each dividend payment date, either (i) in cash, or (ii) if such shares have been registered for resale under the Securities Act of 1933, as amended, in shares of Common Stock.  Upon the payment of any dividend on the Series A Preferred Stock, the number of shares of Common Stock to be issued to the holder shall be an amount equal to ninety percent (90%) of the quotient of (i) the Dividend Payment divided by (ii) $1.60.  Any shares of Common Stock issued as a Dividend Payment shall have piggyback registration rights if not otherwise registered pursuant to an effective registration statement.

The Series A Preferred Stock has no voting rights, except for class voting rights and on an as converted basis. However, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative approval of at least a majority of the shares of the Series A Preferred Stock outstanding, (i) amend, alter or repeal the provisions of the Series A Preferred Stock, so as to adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; or (ii) amend the Articles of Incorporation or By-Laws of the Company so as to affect materially and adversely any right, preference, privilege or voting power of the Series A Preferred Stock.  Additionally, the Series A Preferred Stock has the right to vote with the holders of Common Stock on an “as converted basis” in connection with any proposal submitted to stockholders for a merger, consolidation or sale of all or substantially all of our assets.

In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, either (i) after any distribution or payment on senior securities, (ii) simultaneous with any distribution or payment on pari passu securities, and (iii) before any distribution or payment shall be made to the holders of our Common Stock or any other junior securities, each Holder of Series A Preferred Stock then outstanding shall be entitled to be paid, out of our assets available for distribution to its stockholders, an amount (the "Liquidation Preference") equal to (i) aggregate number of shares of Series A Preferred Stock then outstanding multiplied by its Stated Value per share; and (ii) any accrued but unpaid Dividends.  If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series A Preferred Stock shall share ratably (together with holders of any pari passu securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series A Preferred Stock are entitled were paid in full.

Warrants

Class A Warrants

Each Class A Warrant allows its holder to purchase one share of Common Stock for $2.50, subject to adjustment, until five years after the date of issuance. As of October 19 , 2009, there were 4,229,063 Class A Warrants outstanding.

If the registration statement providing for the resale of shares of Common Stock underlying the Class A Warrants is not effective by June 30, 2008, as required by the registration rights agreement between us and investors, holders are permitted to exercise the warrants through a cashless exercise for that number of shares of Common Stock determined by multiplying the number of Class A Warrant Shares to which such Holder would otherwise be entitled by a fraction (i) the numerator of which shall be the difference between (A) the average Market Price per share of our Common Stock for the 5 Trading Days immediately prior to the date the completed Exercise Agreement shall have been delivered to the Company (the “Cashless Exercise Market Price”) and (B) the Exercise Price, and (ii) the denominator of which shall be the Cashless Exercise Market Price.

The exercise price of the Class A Warrants and the number of shares of Common Stock purchasable upon exercise of the Class A Warrants are subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our Common Stock, dividends payable in our Common Stock, the issuance of rights to purchase additional shares of our Common Stock or to receive other securities convertible into additional shares of Common Stock – other than as a result of the conversion of the preferred stock or exercise of the warrants issued pursuant to the Financings described elsewhere in this Statement, and recapitalization, consolidation, merger or sale of the Company or substantially all of its assets in a transaction whereby a transfer of control over the ability to elect the board of directors shall occur.

All of the Class A Warrants have an exercise cap, pursuant to which we shall not effect the exercise of any Class A Warrants, and no person who is a holder of the Class A Warrants shall have the right to exercise his/her Class A Warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.9% or 4.99%, depending upon the holder’s respective warrant agreement, of the then outstanding shares of our Common Stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

No fractional shares of Common Stock issuable upon exercise of the Class A Warrants will be issued in connection with any exercise, but we shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the average Market Price per share of the Common Stock for the five (5) Trading Days immediately prior to the date of such exercise.

The Class A Warrants expire at the close of business on the fifth anniversary of the date of issuance.

Class B Warrants

 Each Class B Warrant allows its holder to purchase one share of Common Stock for $3.00, subject to adjustment, until seven years after the date of issuance.  As of October 19 , 2009, there were 4,414,064 Class B Warrants outstanding.

 If the registration statement providing for the resale of shares of Common Stock underlying the Class B Warrants is not effective by June 30, 2008, as required by the registration rights agreement between us and investors, holders are permitted to exercise the warrants through a cashless exercise for that number of shares of Common Stock determined by multiplying the number of Class B Warrant Shares to which such Holder would otherwise be entitled by a fraction (i) the numerator of which shall be the difference between (A) the average Market Price per share of our Common Stock for the 5 Trading Days immediately prior to the date the completed Exercise Agreement shall have been delivered to the Company (the “Cashless Exercise Market Price”) and (B) the Exercise Price, and (ii) the denominator of which shall be the Cashless Exercise Market Price.

The exercise price of the Class B Warrants and the number of shares of Common Stock purchasable upon exercise of the Class B Warrants are subject to adjustment upon the occurrence of certain events. Such events include recapitalizations or consolidations, combinations of our Common Stock, dividends payable in our Common Stock, the issuance of rights to purchase additional shares of our Common Stock or to receive other securities convertible into additional shares of Common Stock – other than as a result of the conversion of the preferred stock or exercise of the warrants issued pursuant to the Financings described elsewhere in this Statement, and recapitalization, consolidation, merger or sale of the Company or substantially all of its assets in a transaction whereby a transfer of control over the ability to elect the board of directors shall occur.

All of the Class B Warrants have an exercise cap, pursuant to which we shall not effect the exercise of any Class B Warrants, and no person who is a holder of the Class B Warrants shall have the right to exercise his/her Class B Warrants, to the extent that after giving effect to such exercise, such person would beneficially own in excess of 9.9% or 4.99%, depending upon the holder’s respective warrant agreement, of the then outstanding shares of our Common Stock. However, the holder is entitled to waive this cap upon 61 days notice to us.

No fractional shares of Common Stock issuable upon exercise of the Class B Warrants will be issued in connection with any exercise, but we shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the average Market Price per share of the Common Stock for the five (5) Trading Days immediately prior to the date of such exercise.

The Class B Warrants expire at the close of business on the seventh anniversary of the date of issuance.

Registration Rights

In connection with the issuance of the Preferred Stock and the Warrants, we agreed to file the current registration statement with the Securities and Exchange Commission to register for resale the shares of common stock issuable upon the exercise of the Warrants and conversion of the preferred stock.  We also agreed to register the shares of common stock underlying the placement agent warrants we issued pursuant to that same financing, as well as additional shares of common stock issued to consultants as compensation for services they provided to us.

Transfer Agent

The transfer agent for our common stock and preferred stock is Empire Stock Transfer, Inc., 1859 Whitney Mesa Dr, Henderson, NV 89014, 702.818.5898, Fax 702.974.1444.

Certain Effects of Authorized but Unissued Stock

Before the Offering, we had 14,587,200 shares of Common Stock remaining authorized but unissued.  Our Articles and Bylaws permit the board of directors to increase our authorized stock without a shareholder vote.  Authorized but unissued shares of Common Stock may be issued without shareholder approval.  Your percentage of ownership in us will be diluted if and when we authorize and issue these additional shares.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon by Leser Hunter Taubman & Taubman, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended June 30, 2009 have been audited by Patrizio & Zhao, LLC, an independent registered public accounting firm, as stated in their report appearing herein, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article V of our Bylaws provides that each person who was or is made a party or is threatened to be a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she or a person for whom he or she is the legal representative is or was one of our directors or officers, employees or agents or is or was serving at our request as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless to the fullest extent authorized by the Delaware General Corporation Law.  Such right includes the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such proceeding, shall be made only upon delivery of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such officer or director is not entitled to be indemnified under our the laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)	Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the SEC on September 24, 2009;

(2)	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2009, filed with the SEC on May 15, 2009.

(3)	Current Reports on Form 8-K filed with the SEC on:

i.	July 30, 2008
ii.	September 8, 2008
iii.	September 24, 2008
iv.	September 30, 2008
v.	November 12, 2008
vi.	November 20, 2008
vii.	December 15, 2008
viii.	February 18, 2009
ix.	June 26, 2009
x.	September 28, 2009

(4)	All other report files pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (1) above; and,

(5)
All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

Tianyin Pharmaceutical Co., Inc.
Attn: Secretary
23rd Floor, Unionsun Yangkuo Plaza
No. 2, Block 3, Renmin Road South
Chengdu, P. R. China, 610041
+0086-28-86154737

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

All common stock registered pursuant to this Registration  Statement is being registered on behalf of selling shareholders. We have agreed to pay all costs  of  this  Registration   Statement.   The  estimated   expenses  for  the distribution  of the common stock  registered  hereby,  other than  underwriting commissions, fees and Representative's  nonaccountable expense allowance are set forth in the following table:

       ITEM                                                       AMOUNT

SEC Registration Fee	$
Transfer Agent Fees		0.00
Legal Fees		30,000.00
Accounting Fees		0.00
Printing and Engraving Costs		0.00
Miscellaneous		2,500.00

Total		$32,500.00

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Article V of our Bylaws provides that each person who was or is made a party or is threatened to be a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative ("proceeding"), by reason of the fact that he or she or a person for whom he or she is the legal representative is or was one of our directors or officers, employees or agents or is or was serving at our request as a director or officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless to the fullest extent authorized by the Delaware General Corporation Law.  Such right includes the right to be paid by the Company for expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such proceeding, shall be made only upon delivery of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately that such officer or director is not entitled to be indemnified under our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant, pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16.  EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
1.1	Share Exchange Agreement dated as of January 16, 2008 (Incorporated by referenced to Exhibit 2.1 to the Current Report on Form 8-K Filed on January 18, 2008).
4.1	Form of Note dated as of January 25, 2008 (Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K Filed on January 28, 2008)

4.2	Form of Registration Rights Agreement, dated as of January 25, 2008. (Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K Filed on January 28, 2008)

4.3
Form of Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock (Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K Filed on January 28, 2008)

4.4	Form of Class A Warrant (Incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K Filed on January 28, 2008)

4.5	Form of Class B Warrant (Incorporated by reference to Exhibit 4.6 to the Current Report on Form 8-K Filed on January 28, 2008)

4.6	Form of Securities Purchase Agreement, dated as of January 25, 2008 (Incorporated by reference to Exhibit 4.1 on the Current Report on Form 8-K Filed on January 28, 2008)
5.1	Opinion of LESER, HUNTER, TAUBMAN&TAUBMAN PLLC+
23.1	Consent of Patrizio & Zhao, LLC +

________________
+  Filed herewith.

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed by a Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness.  Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

That, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3/A and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chengdu, China, on October 20, 2009 .

TIANYIN PHARMACEUTICAL CO., INC.

By: /s/ Guoqing Jiang
Name: Quoqing Jian
Title: CEO, Acting Chief Financial Officer, Acting Principal Accoutning Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Guoqing Jiang Dr. Guoqing Jiang Chief Executive Officer, Acting Chief Financial Officer, Acting Principal Accounting Officer and Chairman	Dated: October 20, 2009
/s/ Stewart Shiang Lor Stewart Shiang Lor, Director	Dated: October 20, 2009
/s/ Professor Zunjian Zhang, Ph.D Professor Zunjian Zhang, Ph.D, Director	Dated: October 20, 2009
/s/ Professor Jianping Hou, Ph.D Professor Jianping Hou, Ph.D, Director	Dated: October 20, 2009
/s/ James T. McCubbin James T. McCubbin, Director	Dated: October 20, 2009